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Press Release  July, 10, 2002                     For Immediate Release
                                                  For More Information
SOURCE:  MidCarolina Financial Corporation        Contact Randolph J. Cary, Jr.
                                                  (336) 538-1600

MidCarolina Financial Corporation's Board of Directors Approve Eleven-for-Ten Stock Split

BURLINGTON, NORTH CAROLINA - MidCarolina Financial Corporation (OTC Bulleting
Board: MCFI) today announced that the Board of Directors has approved an eleven-for-ten stock split of its common shares to be effected as a 10% stock dividend. The stock dividend will be paid on August 15, 2002, to all shareholders of record on August 1, 2002. Certificates currently held by shareholders will continue to represent the number of shares indicated, and new certificates will be issued for an amount representing the dividend shares.

Commenting on the announcement, Randolph J. Cary, Jr., President and CEO said, "The management and Board of Directors are very pleased that the financial performance of MidCarolina Bank has allowed us to split our stock for the third time in our five year history. Our shareholders, in addition to being investors, also contribute greatly to the Bank's success by being loyal customers and friends." He also noted that any future dividends will depend upon MidCarolina Financial's financial condition, earnings, capital needs, regulatory requirements and economic conditions.

As of June 30, 2002, MidCarolina had approximately 1.53 million common shares outstanding. Upon completion of the split, the number will increase to approximately 1.68 million common shares.

MidCarolina Financial Corporation is the parent company of MidCarolina Bank. With total assets of $149.0 million, MidCarolina Bank provides a complete line of banking services to individuals and businesses through three full-service banking offices and one limited-service office located in the cities of Burlington and Graham, North Carolina.

MidCarolina Financial Corporation's stock is quoted in the over-the-counter bulletin board market under the symbol "MCFI." The market maker for the stock is Scott & Stringfellow. MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to MidCarolina Financial Corporation's filings with the Securities and Exchange Commission for a summary of important factors that could affect MidCarolina's forward-looking statements. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

SOURCE: MidCarolina Financial Corporation